Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of 1st day of October, 2010 between VERTICAL V, INC. a Delaware corporation (“Company”), and MARY JO O’BRIEN (“Executive”), a resident of the State of California.

RECITALS

A. Company desires to employ Executive, and Executive desires to become employed by Company, on the terms, and subject to the conditions, contained herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Subject to the terms and conditions hereof, Company shall employ Executive, and Executive shall serve in such employment.

2. Term. The term of employment (“Term”) of Executive by Company hereunder shall commence on the date of this Agreement and continue until (a) 30 days after either party provides to the other party written notice of termination. In the event of any notice of termination pursuant to Section 2(a) above, Company shall have the right, following such notice, to relieve Executive of any or all of Executive’s duties and responsibilities hereunder, and to assign Executive to transition-related duties.

3. Duties. Offices.

3.1 Executive shall serve under the direction of the Chief Executive Officer of Company, or her designee, and in accordance with the policies of Company in effect from time to time (the “Policies”), faithfully and to the best of her ability perform the duties of such position, which shall include serving in the role of Executive Vice President and Chief Administration Officer of the Company.

3.2 During the Term, Executive shall devote her entire and exclusive working time, energy and skills to such employment and shall not render any services of a business, commercial or professional nature to any person or organization other than Company or its subsidiaries or be engaged in any other business activity, without the prior written consent of Company. Executive may make and manage personal investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by Company; provided that such activities and services do not interfere or conflict with the performance of Executive’s duties hereunder or create any conflict of interest with such duties, as determined by Company.

3.3 Executive shall have such additional duties with respect to other segments of the business of Company and its affiliates or subsidiaries (the “Vertical V Group”) in the United States engaged in the same or related fields as Company is engaged in, as well as such other duties, as Company may from time to time assign to Executive.

3.4 Executive shall provide services from such location or locations as may be necessary for Executive to fulfill her obligations hereunder, it being understood that such duties hereunder may involve extensive travel.

4. Compensation And Benefits. During the Term, Executive shall be entitled, subject to applicable federal, state and local withholding obligations, to the following:

4.1 Base salary at the rate of One Hundred Twenty Thousand Dollars ($120,000) per annum (“Base Salary”), payable in periodic installments in accordance with the regular payroll practices of Company. The Base Salary shall, during the term hereof, be subject to discretionary increase, as approved by the Board of Directors, in accordance with Company’s compensation policies, as they may be established from time to time. After any such increase, “Base Salary” shall refer to any increased amount.

4.2 Executive will be eligible for up to a fifty percent (50%) performance bonus based on criteria established upon employment. In order to be eligible to receive a bonus payment, Executive must be actively employed by Company, and not working under any written notice of termination, on the date such bonus is to be paid. First year bonus will be prorated and based on achievement of fourth quarter objectives.

4.3 Executive shall be entitled to reimbursement for expenses of Executive incurred in connection with the Business in an amount not to exceed on an annual basis ten (10%) of Executive’s Base Salary.

4.4 Participation, to the extent Executive meets all eligibility requirements, in all United States employee benefit plans and employee benefits programs maintained by Company and made available to other executive officers of Company employed in the United States having responsibilities comparable to those of Executive, including, but not limited to, group hospitalization, medical and disability plans, life insurance plans, retirement savings plans, and paid holidays. Executive will accrue PTO time at the rate of four weeks per year in accordance with the Company’s Executive PTO Policy, which be amended from time to time. If the Company adopts a stock bonus, stock option or executive bonus program, Employee shall be entitled to participate in such program on the same terms applicable to other executives of the Company of a similar compensation level (including consideration of any Success Fees earned by Executive).

4.5 Reimbursement for reasonable and necessary direct, out-of-pocket expenses incurred by Executive in the performance of her duties hereunder and approved by Company, subject to the submission by Executive of such documentation in such form as Company may from time to time require.

5. Termination. The employment of Executive hereunder shall terminate immediately upon the happening of any of the following:

5.1 the death of Executive;

5.2 if Executive shall be unable, by virtue of illness or physical or mental disability or incapacity to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodations in substantially the manner and to the extent required hereunder prior to the commencement of such disability for a total period of 90 days, whether or not such days are consecutive, during any consecutive twelve month period (“Disability”);

5.3 the termination of this Agreement by Company for Cause; “Cause” meaning:

5.3.1 default or other breach by Executive of her or her obligations under this Agreement, including, but not limited to any failure or refusal by Executive to perform his or her responsibilities hereunder, other than as a result of Disability; provided that Company has first given Executive written notice and a reasonable opportunity of not less than 15 days to cure the condition giving rise to the alleged breach or failure;

5.3.2 (a) misconduct, dishonesty or insubordination; (b) use of illegal drugs or abuse of alcohol such as to interfere with the performance of Executive’s obligations hereunder; (c) commission of a felony or crime involving moral turpitude, dishonesty, theft or fraud; or (d) material failure by Executive to comply with applicable laws or governmental regulations with respect to Company operations or the performance of Executive’s duties;

5.4 The termination of this Agreement by either party on written notice pursuant to Section 2, above.

5.5 Payments Following Termination. Upon termination of her employment under this Agreement, Company shall only be required to pay to Executive such portion of the Base Salary and Draw as shall have accrued and remain unpaid through the effective date of termination, and shall have no further obligation whatsoever to Executive, other than reimbursement of previously incurred expenses which are appropriately reimbursable under Company’s policies regarding expense reimbursement. The foregoing notwithstanding, in the event termination of employment is due to the death of Executive, then Company shall continue to pay to Executive’s estate her Base Salary and Draw for the period through the end of the calendar month in which such death occurs. Executive shall be paid any Success Fee due Executive as of the end of the fiscal year of the Company during which the termination occurs, for any transaction which has closed in such fiscal year, subject to offset for any Draw paid Executive for such fiscal year through the date of termination.

6. Confidentiality; Unfair Competition.

6.1 Executive recognizes and acknowledges that the Company is attempting to grow through the acquisition of businesses in its industry and related industries and that such activities are highly competitive and that during the course of her employment he shall have access to significant proprietary and confidential information belonging to Company and the VERTICAL V Group related to such activities. Executive therefore covenants and agrees, for the duration of this Agreement and for a one (1) year period after termination, not to use (other than in furtherance of Company’s business interests during the Term) or disclose any confidential proprietary information of Company or any member of the VERTICAL V Group, including, but not limited to lists of merger and acquisition targets and their officers whom Executive has contacted during her employment (“Information”). Executive shall retain all such Information in trust for the sole benefit of Company. Executive shall present all business opportunities arising from Information to the Company in writing during the Non-Competition Period. The Company shall within thirty (30) days of receiving Executive’s request indicate whether the Company is going to pursue such business opportunity. If the Company waives in writing pursuing a business opportunity, Executive may pursue such business opportunity and Executive’s obligations under this section with respect to such business opportunity shall be terminated.

6.2 At its sole and unfettered discretion, Company may, at any time up to and including the date of termination of Executive’s employment hereunder for any reason whatsoever, give Executive written notice of Non-Competition. The foregoing notwithstanding, in the event Executive seeks to resign from employment giving less than thirty (30) days written notice as required by Sections 2 and 5.4 above, the period during which Company may give Executive written notice of Non-Competition shall be extended until ten (10) days following Executive’s resignation. Such Non-Competition Period can be for a period of up to twelve (12) months following the termination of Executive’s employment. During the Non-Competition Period, Executive shall not, without the prior written consent of Company, directly or indirectly and whether as principal or as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, carry on, or be engaged, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stocks, bonds, or other securities of, any person or business entity engaged the business of engineering, inspection or testing, or any other business conducted by Company or any other member of the VERTICAL V Group as of the date of such termination; provided that the direct or indirect ownership by Executive as an inactive investor of not more than five percent of the outstanding voting securities of an entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system shall not be deemed a violation of the provisions of this Agreement. As consideration and compensation to Executive for, and subject to Executive’s adherence to the covenants and limitations set forth in this Section 6.2, Company shall, for and during the Non-Competition Period, continue to pay Executive’s Base Salary in the same manner as if Executive continued to be employed by Company. This Section 6.2 shall not apply to any business opportunity to which the Company waives Executive’s obligations under Section 6.1 above.

6.3 Until one (1) year following the termination of Executive’s employment hereunder for any reason whatsoever, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except Company or an affiliate of Company, in either case at Company’s request), directly or indirectly:

6.3.1 approach or solicit business from any current customer of Company with whom Executive had contact on Company’s behalf during the two years immediately preceding such termination (a “Customer”) (except to the extent necessary solely to ascertain whether such person or entity is a Customer as defined herein) in connection with (i) engineering, inspection or testing services or related businesses or (ii) any other product or service similar to any provided by Company or any other member of the VERTICAL V Group at the time of such termination;

6.3.2 hire, approach, counsel or attempt to induce any person who is then in the employ of Company or any member of the VERTICAL V Group to leave such employment; or

6.3.3 aid, assist or counsel any other person, firm or corporation to do any of the above.

6.4 Executive shall not, at any time during the Term or thereafter, disrupt, disparage, impair or interfere with the business of Company or any other member of the VERTICAL V Group, whether by way of disrupting its relationships with customers, agents, representatives or vendors, disparaging or diminishing the reputation of such Company or other member of the VERTICAL V Group or otherwise.

6.5 All written materials, records and documents made by Executive or coming into Executive’s possession during the Term or thereafter concerning the business or affairs of Company or any other member of the VERTICAL V Group, together with all intellectual and industrial property rights attached thereto shall be the sole property of Company and its affiliates; and, upon termination of Executive’s employment or at the request of Company at any time during Executive’s employment, Executive shall promptly deliver the same to Company or any other member of the VERTICAL V Group designated by it. Executive shall render to Company or to any other member of the VERTICAL V Group designated by it such reports of the activities undertaken by Executive or conducted under Executive’s direction pursuant hereto during the Term as such company may reasonably request.

6.6 Executive hereby agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs and works of authorship, and any documents, things, or information relating thereto, whether patentable or not (individually and collectively, “Work Product”) within the scope of or pertinent to any field of business or research in which Company or any other member of the VERTICAL V Group is engaged or is considering engaging, which Executive may conceive or make, or may have conceived or made during Executive’s employment with Company, whether before or after the date hereof and whether alone or with others, at any time during or outside of normal working hours, and all intellectual property rights attached thereto shall be and remain the sole and exclusive property of Company. Company shall have the full right to use, assign, license or transfer all rights to or relating to Work Product, Executive shall, whenever requested to do so by Company (whether during Executive’s employment or thereafter), at Company’s expense, execute any and all applications, assignments, or other instruments, and do all other things (including giving testimony in any legal proceeding) which Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend letters patent or copyright registrations of the United States or any other country for any Work Product, or (b) assign, transfer, convey, or otherwise make available to Company or any other member of the

VERTICAL V Group any right, title or interest which Executive might otherwise have in any Work Product. Executive shall promptly communicate, disclose, and, upon request, report upon and deliver all Work Product to Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of Company and its affiliates, whether during Executive’s employment or thereafter.

6.7 In view of the services which Executive shall perform, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of Company and other members of the VERTICAL V Group (“Affiliates”) and provide to Executive access to confidential financial information, trade secrets, “know-how” and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Section 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of Company and its Affiliates and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Section 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that Company and its Affiliates shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive waives trial by jury and agrees not to plead or defend on grounds of adequate remedy at law or any element thereof in an action by Company and/or any Affiliate against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of Section 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Section 6.

6.8 If any portion of the provisions of this Section 6 is held to be unenforceable for any reason, including but not limited to the duration of such provision, the territory being covered thereby or the type of conduct restricted therein, the parties agree that the court is authorized and directed to modify the duration, geographic area and/or other terms of such provisions to the maximum benefit of Company as permitted by law, and, as so modified, said provision shall then be enforceable. If the courts of any one or more jurisdictions hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Company’s right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse independent covenants.

7. Dispute Resolution.

7.1 Any dispute or controversy between Company and Executive relating to this Agreement or relating to or arising out of Executive’s employment with Company, (except any claim by Company relating to Section 6, above) shall be settled by binding arbitration before a single arbitrator in Florida, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. The arbitration proceeding, as well as all evidence and the dispute presented therein, shall be strictly confidential, provided, however, that judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

7.2 Company shall not be required to arbitrate any dispute arising between it and Executive relating to Section 6, above, but shall have the right to institute judicial proceedings in a court of competent jurisdiction within the State(s) of Florida, with respect to such dispute or claim. Executive hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

8. Miscellaneous.

8.1 Notices. All notices, demands or other communications required or provided hereunder shall be in writing and shall be deemed to have been given and received when delivered in person or transmitted by facsimile transmission to the respective parties, or five days after dispatch by certified mail, postage prepaid, addressed to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties, in accordance with the provisions of this Section 8.1:

If to Company:	Vertical V, Inc.
200 South Park Road, Suite 350
Hollywood, FL 33021-8798
Attn: Dickerson Wright

If to Executive:	Mary Jo O’Brien
17352 Abrigo Way
Ramona, CA 92065

8.2 Governing Law. This Agreement shall be governed by, construed and applied, and all disputes relating to or arising from this Agreement shall be resolved, in accordance with, the internal laws of the State of Florida without giving effect to conflict of laws principles thereof.

8.3 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.4 Entire Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces in its entirety all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. No other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound, and dated subsequent to the date hereof.

8.5 Mergers and Consolidation; Assignability. If Company, or any Successor Company, as defined in this Section 8.5, shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of Company or any such Successor Company shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the VERTICAL V Group in connection with the underwritten public offering of the securities of such member. Without Executive’s prior written consent, except as provided in the two foregoing sentences, this Agreement shall not be assignable by Company or by any Successor Company. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.

8.6 Amendment. This Agreement may not be canceled, changed, modified, or amended orally, and no cancellation, change, modification or amendment hereof shall be effective or binding unless in a written instrument signed by Company and Executive. A provision of this Agreement may be waived only by a written instrument signed by the party against whom or which enforcement of such waiver is sought.

8.7 No Waiver. The failure at any time either of Company or Executive to require the performance by the other of any provision of this Agreement shall in no way affect the full right of such party to require such performance at any time thereafter, nor shall the waiver by either Company or Executive of any breach of any provision of this Agreement be taken or held to constitute a waiver of any succeeding breach of such or any other provision of this Agreement.

8.8 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9 Headings. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

8.10 Affiliate. For the purposes hereof, the term “Affiliate” means any person controlling, controlled by or under common control with any other person.

8.11 Additional Obligations. Both during and after the Term, Executive shall, upon reasonable notice, furnish Company with such information as may be in Executive’s possession, and cooperate with Company, as may reasonably be requested by Company (and, after the Term, with due consideration for Executive’s obligations with respect to any new employment or business activity) in connection with any litigation in which Company or any

Affiliate is or may become a party. Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section 8.11. Company shall use its best efforts to assure that requests for Executive’s assistance under this Section 8.11 do not interfere with Executive’s obligations to any subsequent employer.

8.12 No Conflict. Executive represents and warrants that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing fully Executive’s obligations hereunder. Executive acknowledges being instructed: (a) that it is the Company’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that Executive should not, under any circumstances, reveal to the Company or any Affiliate or make use of trade secrets or confidential business information belonging to any other person or organization. Executive represents and warrants that Executive has not violated and shall not violate such instructions.

8.13 Survival. Executive’s obligations as set forth in Section 6 represent independent covenants by which Executive is and shall remain bound notwithstanding any breach or claim of breach by Company, and shall survive the termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

Vertical V, Inc.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chief Executive Officer

Executive:

By:	/s/ Mary Jo O’Brien
Name:	Mary Jo O’Brien

FIRST AMENDMENT

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into on this 18th day of March, 2011, by and between NV5, Inc. a Delaware corporation (the “Company”), and Mary Jo O’Brien (hereinafter called the “Executive”).

R E C I T A L S

A. The Company and the Executive entered into an Employment Agreement dated October 1, 2010.

B. The Company intends to Amend the Employment Agreement to set forth in the terms of Executive’s Employment Agreement, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

8.14 Change in Control of the Company

(a) Change in Control. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section) of the Company shall occur during the Term of Employment, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive as a single lump sum payment, within thirty (30) days of the termination of his employment hereunder, the sum of (x) an amount equal to the Executive’s Base Salary for a term of two (2) years, plus (y) any unused vacation pay and the value of the annual fringe benefits (based upon their cost to the Company) be provided to the Executive, for the year immediately preceding the year in which his employment terminates, plus (z) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, if a Change in Control occurs during the Term of Employment, then the Executive’s equity awards, if any, shall immediately vest notwithstanding any other provisions of such equity award agreements to the contrary. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination).

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

(ii) the acquisition in a transaction or series of related transactions (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 50% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(c) Notwithstanding the foregoing, the provisions of this Section 8.14 shall only apply if (i) the payments to be made hereunder are not subject to Section 409A of the Internal Revenue Code, or (ii) any such Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NV5, Inc.

By:	/s/ Dickerson Wright
Name:	Dickerson Wright
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

By:	/s/ Mary Jo O’Brien
Name:	Mary Jo O’Brien